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                                                                     Exhibit 4.1


                               KOMAG, INCORPORATED

                 AMENDED AND RESTATED 2002 QUALIFIED STOCK PLAN

                             (AS OF MAY 12, 2004)


     1. Purposes of the Plan. The purposes of this Amended and Restated 2002 Qualified Stock Plan are:

          o to attract and retain the best available personnel for positions of substantial responsibility,

          o    to provide additional incentive to Service Providers, and

          o    to promote the success of the Company's business.

          Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares or Performance Units, as determined by the Administrator at the time of grant.

     2.   Definitions. As used herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

          (b) "Applicable Laws" means the requirements relating to the administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

          (c) "Award" means individually or collectively, a grant under the Plan of Options, Stock Purchase Rights, Stock Appreciation Rights, Performance Shares or Performance Units.

          (d) "Award Agreement" means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

          (e)  "Awarded Stock" means the Common Stock subject to an Award.

          (f)  "Board" means the Board of Directors of the Company.

          (g) "Change in Control" means the occurrence of any of the following events:

               (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act),

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directly or indirectly, of securities of the Company representing fifty percent
(50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

               (ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

               (iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

          (h)  "Code" means the Internal Revenue Code of 1986, as amended.

          (i) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

          (j) "Common Stock" means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.

          (k)  "Company" means Komag, Incorporated, a Delaware corporation.

          (l) "Consultant" means any natural person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

          (m) "Deferred Stock Unit" means a deferred stock unit Award granted to a Service Provider pursuant to Section 13.

          (n)  "Director" means a member of the Board.

          (o)  "Disability" means total and permanent disability as defined in
Section 22(e)(3) of the Code.

          (p) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be treated as an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days,

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unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient to constitute "employment" by the Company.

          (q) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (r) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

               (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

               (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or

               (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

               (iv) Notwithstanding the preceding, for federal, state, and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

          (s) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

          (t) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (u) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.

          (v) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (w)  "Option" means a stock option granted pursuant to the Plan.


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          (x)  "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (y) "Participant" means the holder of an outstanding Award granted under the Plan.

          (z) "Performance Goals" means the goal(s) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) cash flow, (ii) customer satisfaction, (iii) earnings, (iv) gross margin, (v) market price of stock, (vi) market share, (vii) net income, (viii) operating income, (ix) operating margin,
(x) return on capital, (xi) return on equity, (xii) return on net assets, (xiii) revenue and (xiv) sales. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

          (aa) "Performance Share" means a performance share Award granted to a Service Provider pursuant to Section 11.

          (bb) "Performance Unit" means a performance unit Award granted to a Service Provider pursuant to Section 12.

          (cc) "Plan" means this Amended and Restated 2002 Qualified Stock Plan.

          (dd) "Restricted Stock" means Shares, acquired upon exercise of a Stock Purchase Right, that are subject to vesting, if any.

          (ee) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

          (ff) "Section 16(b) " means Section 16(b) of the Exchange Act.

          (gg) "Service Provider" means an Employee, Director or Consultant.

          (hh) "Share" means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

          (ii) "Stock Appreciation Right" or "SAR" means an Award, granted alone or in connection with a related Option, that pursuant to Section 10 is designated as a SAR.

          (jj) "Stock Purchase Right" means the right to purchase Shares pursuant to Section 9 of the Plan, as evidenced by a Notice of Grant.

          (kk) "Subsidiary" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.
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     3.   Stock Subject to the Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 3,925,000 Shares; provided, however, that in no event shall more than 40% of the Shares that remain available for issuable under the Plan as of March 10, 2004 be granted pursuant to Awards with an exercise price or purchase price that is less than 100% of Fair Market Value on the date of grant. The Shares many be authorized, but unissued, or reacquired Common Stock.

          If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units, is forfeited back to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased Shares) which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated). However, Shares that have actually been issued under the Plan, under any Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock, Performance Shares, Performance Units or Deferred Stock Units are repurchased by the Company at their original purchase price or are forfeited to the Company, such Shares shall become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not result in reducing the number of Shares available for issuance under the Plan.

          If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if Shares are tendered or withheld to satisfy any Company withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan.

     4.   Administration of the Plan.

          (a)  Procedure.

               (i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

               (ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

               (iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

               (iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

          (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
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               (i)  to determine the Fair Market Value;

               (ii) to select the Service Providers to whom Awards may be granted hereunder;

               (iii) to determine the number of Shares to be covered by each Award granted hereunder;

               (iv) to approve forms of agreement for use under the Plan;

               (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options, Stock Purchase Rights or SARs may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

               (vi) to reduce the exercise price of any Option or SAR to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted;

               (vii) to institute an exchange program whereby outstanding Options and/or SARs are surrendered in exchange for Awards with a lower exercise price;

               (viii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

               (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

               (x) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

               (xi) to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of any Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

               (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
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               (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

          (c) Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations shall be final and binding on all Participants.

     5. Eligibility. Stock Purchase Rights, Performance Shares, Performance Units, Stock Appreciation Rights, Deferred Stock Units and Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

     6.   Limitations.

          (a) ISO $100,000 Rule. Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (b) No Rights as a Service Provider. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing his or her relationship as a Service Provider, nor shall they interfere in any way with the right of the Participant or the right of the Company or its Parent or Subsidiaries to terminate such relationship at any time, with or without cause.

          (c) 162(m) Limitation. The following limitations shall apply to Awards under the Plan:

               (i) No Service Provider shall be granted, in any fiscal year of the Company, (A) Option or SARs to purchase more than 1,500,000 Shares, (B) Stock Purchase Rights to purchase more than 500,000 Shares, (C) Performance Shares covering more than 500,000 Shares and (D) Performance Units with an initial value in excess of $5,000,000.

               (ii) In connection with his or her initial service, a Service Provider may be granted Options or SARS to purchase up to an additional 1,500,000 Shares, which shall not count against the limit set forth in subsection (i) above.

               (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in
Section 16(a).

               (iv) If an Award is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 16(c)), the cancelled Award will be counted against the limits set forth in subsections (i) and (ii) above.
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     7.   Term of Plan. The Plan shall become effective upon its adoption by the
Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 18 of the Plan.

     8.   Stock Options.

          (a) Term of Options. The term of each Option shall be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

          (b)  Option Exercise Price and Consideration.

               (i) Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

                    (A)  In the case of an Incentive Stock Option

                         (a)  granted to an Employee who, at the time the
Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

                         (b)  granted to any Employee other than an Employee
described in paragraph (a) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

                    (B) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (ii) The exercise price for the Shares to be issued pursuant to an already granted Option may not be changed without the consent of the Company's stockholders. This shall include, without limitation, a repricing of the Option as well as an option exchange program whereby the Participant agrees to cancel an existing Option in exchange for an Option, SAR or other Award.

          (c) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.
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          (d)  Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may consist entirely of:

               (i)  cash;

               (ii) check;

               (iii) promissory note;

               (iv) other Shares which meet the conditions established by the Administrator to avoid adverse accounting consequences (as determined by the Administrator);

               (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

               (vi) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement;

               (vii) any combination of the foregoing methods of payment; or

               (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

          (e)  Exercise of Option.

               (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended beginning on the 91st day of a Participant's leave of absence and will resume on the date the Participant returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

     Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (f) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for ninety (90) days following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (g) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (h) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following Participant's death. If, at the time of death, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

          (i) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

     9.   Stock Purchase Rights.

          (a) Rights to Purchase. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.

          (b) Repurchase Option. Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator; provided, however, that such option shall lapse at a rate no less than one-third (1/3) of the covered Shares each year. However, if the Administrator determines it is desirable for the Award to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the repurchase option shall lapse based upon the achievement of Performance Goals.

          (c) Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

          (d) Rights as a Stockholder. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 16 of the Plan.

     10.  Stock Appreciation Rights.

          (a) Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

          (b) Exercise Price and other Terms. The Administrator, subject to the provision of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that no SAR may have a term of more than ten (10) years from the date of grant. The exercise price for the Shares or cash to be issued pursuant to an already granted SAR may not be changed without the consent of the Company's stockholders. This shall include, without limitation, a repricing of the SAR as well as an SAR exchange program whereby the Participant agrees to cancel an existing SAR in exchange for an Option, SAR or other Award.

          (c) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

               (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

               (ii) the number of Shares with respect to which the SAR is exercised.

          (d) Payment upon Exercise of SAR. At the discretion of the Administrator, payment for a SAR may be in cash, Shares or a combination thereof.

          (e) SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

          (f) Expiration of SARs. Subject to the term stated in Section 10(b), a SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.

          (g) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant's death or Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent that the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for three (3) months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified by the Administrator, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

          (h) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Stock Appreciation Right within such period of time as is specified in the Award Agreement to the extent the Stock Appreciation Right is vested and exercisable on the date of termination (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant's termination. If, on the date of termination, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall revert to the Plan. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

          (i) Death of Participant. If a Participant dies while a Service Provider, the Stock Appreciation Right may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Stock Appreciation Right as set forth in the Notice of Grant), by the Participant's estate or by a person who acquires the right to exercise the Stock Appreciation Right by bequest or inheritance, but only to the extent that the Stock Appreciation Right is vested and exercisable on the date of death. In the absence of a specified time in the Award Agreement, the Stock Appreciation Right shall remain exercisable for twelve (12) months following the Participant's termination. If, at the time of death, the Participant is not vested as to his or her entire Stock Appreciation Right, the Shares covered by the unvested portion of the Stock Appreciation Right shall immediately revert to the Plan. The Stock Appreciation Right may be exercised by the executor or administrator of the Participant's estate or, if none, by the person(s) entitled to exercise the Stock Appreciation Right under the Participant's will or the laws of descent or distribution. If the Stock Appreciation Right is not so exercised within the time specified herein, the Stock Appreciation Right shall terminate, and the Shares covered by such Stock Appreciation Right shall revert to the Plan.

          (j) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares a Stock Appreciation Right previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Participant at the time that such offer is made.

     11.  Performance Shares.

          (a) Grant of Performance Shares. Subject to the terms and conditions of the Plan, Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Share award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Shares; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as "performance-based compensation" under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Shares shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the equivalent of one Share for purposes of determining the number of Shares subject to an Award. Until the Shares are issued, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the units/rights to acquire Shares.

          (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Shares granted under the Plan. Performance Share grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Shares agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

          (c) Performance Share Award Agreement. Each Performance Share grant shall be evidenced by an agreement that shall specify such other terms and conditions as the Administrator, in its sole discretion, shall determine.

     12.  Performance Units.

     (a) Grant of Performance Units. Performance Units are similar to Performance Shares, except that they shall be settled in a cash equivalent to the Fair Market Value of the underlying Shares, determined as of the vesting date. Subject to the terms and conditions of the Plan, Performance Units may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Performance Unit award granted to any Participant, and (ii) the conditions that must be satisfied, which typically will be based principally or solely on achievement of performance milestones but may include a service-based component, upon which is conditioned the grant or vesting of Performance Units; provided, however, that (1) the performance milestones will be based on Performance Goals if the Administrator desires that the Award qualify as performance-based compensation under Section 162(m) of the Code, and (2) any period for measuring performance will be at least 12 months. Performance Units shall be granted in the form of units/rights to acquire Shares. Each such unit/right shall be the cash equivalent of one Share of Common Stock. No right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Performance Units or the cash payable thereunder.

     (b) Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Performance Units granted under the Plan. Performance Unit grants shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time the stock is awarded, which may include such performance-based milestones as are determined appropriate by the Administrator. The Administrator may require the recipient to sign a Performance Unit agreement as a condition of the award. Any certificates representing the Shares of stock awarded shall bear such legends as shall be determined by the Administrator.

     (c) Performance Unit Award Agreement. Each Performance Unit grant shall be evidenced by an agreement that shall specify such terms and conditions as the Administrator, in its sole discretion, shall determine.

     13. Deferred Stock Units. Deferred Stock Units shall consist of a Restricted Stock, Performance Share or Performance Unit Award that the Administrator, in its sole discretion permits to be paid out in installments or on a deferred basis, in accordance with rules and procedures established by the Administrator.

     14. Non-Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.

     15. Leaves of Absence. Subject to any other provision of the Plan, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder shall cease commencing on the first day of any unpaid leave of absence and shall recommence only upon return to active service.

     16. Adjustments Upon Changes in Capitalization, Dissolution, Merger, or Asset Sale.

          (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, the number of Shares as well as the price per share of Common Stock covered by each such outstanding Award, and the 162(m) annual share issuance limits under Section 6(c) shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Option or SAR until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse 100% , and that any Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised (with respect to Options and SARs) or vesting (with respect to other Awards), an Award will terminate immediately prior to the consummation of such proposed action.

          (c)  Merger or Change in Control.

               (i) Options and SARs. In the event of a merger or Change in Control, each outstanding Option and SAR shall be assumed or an equivalent option or SAR substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or SAR, the Participant shall fully vest in and have the right to exercise the Option or SAR as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed if, following the merger or Change in Control, the option or stock appreciation right confers the right to purchase or receive, for each Share of Awarded Stock subject to the Option or SAR immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale or assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Awarded Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

               (ii) Officer Adjustment. Officers subject to the short-swing profit restrictions of Applicable Laws may, in the Administrator's sole discretion, be granted limited Stock Appreciation Rights in tandem with their outstanding Options. Upon the occurrence of a Hostile Take-Over, each outstanding Option with such a limited stock appreciation right in effect for at least six (6) months shall automatically be cancelled and the recipient shall in be entitled to a cash distribution from the Company in an amount equal to the excess of (a) the Take-Over Price of the Shares subject to the cancelled Option (whether or not such Shares are exercisable) over (b) the aggregate exercise price payable for such Shares. The cash distribution payable upon such cancellation shall be made within five (5) days following the consummation of the Hostile Take-Over. Neither the approval of the Administrator nor the consent of the Board shall be required in connection with such Option cancellation and cash distribution. The Shares subject to any Option cancelled for an appreciation distribution pursuant to this Section shall not be available for subsequent grant under the Plan.

               (iii) Hostile Take-Over. A Hostile Take-Over shall be deemed to occur in the event (a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer which the Board does not recommend the Company's stockholders to accept, and (b) more than fifty percent (50%) of the securities so acquired in such tender or exchange offer are accepted from holders other than Company Officers and Directors subject to the short-swing profit restrictions of Applicable Laws.

     The Take-Over Price per share shall be deemed to be equal to the greater of
(a) the Fair Market Value per share on the date of cancellation, or (b) the highest reported price per share paid in effecting such Hostile Take-Over; provided, however, that if the cancelled option is an Incentive Stock Option, the Take-Over Price shall not exceed the Fair Market Value per share on the date of cancellation.

                    (iv) Restricted Stock, Performance Shares, Performance Units and Deferred Stock Units. In the event of a merger or Change in Control, each outstanding Restricted

Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be assumed or an equivalent Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit award, the Participant shall fully vest in the Restricted Stock, Performance Share, Performance Unit or Deferred Stock Unit including as to Shares (or with respect to Performance Units, the cash equivalent thereof) which would not otherwise be vested. For the purposes of this paragraph, a Restricted Stock, Performance Share, Performance Unit and Deferred Stock Unit award shall be considered assumed if, following the merger or Change in Control, the award confers the right to purchase or receive, for each Share (or with respect to Performance Units, the cash equivalent thereof) subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received, for each Share and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.

     17. Date of Grant. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each recipient within a reasonable time after the date of such grant.

     18.  Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

          (b) Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     19.  Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     20. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or with respect to Performance Units, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or with respect to Performance Units, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

     21. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     22. Stockholder Approval. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.